Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-253115 on Form S-8 of our reports dated February 27, 2023, relating to the financial statements of Signify Health, Inc. and the effectiveness of Signify Health, Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP

Stamford, CT
February 27, 2023